As filed with the Securities and Exchange Commission on March 14, 2000

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                          SCHEDULE 14A INFORMATION

             Proxy Statement Pursuant to Section 14(a) of the
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                Financial Securities Assurance Holdings Ltd.

              (Name of Registrant as Specified In Its Charter)


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FOR IMMEDIATE RELEASE:          Contacts: Betsy Castenir--212-339-3424
                                          Francoise Lefebvre--33-1-43-92-80-20

                            DEXIA TO ACQUIRE FSA


        STRATEGIC COMBINATION SUPPORTS DEXIA'S WORLD LEADERSHIP ROLE

        IN PUBLIC FINANCE AND BROADENS FSA'S EUROPEAN OPPORTUNITIES


Brussels, Paris and New York, March 14, 2000--Dexia, Europe's largest municipal lender with assets of over $230 billion, and Financial Security Assurance Holdings Ltd. (FSA Holdings; NYSE:FSA), holding company for the U.S-based bond insurer Financial Security Assurance Inc.(FSA), today announced that Dexia and FSA Holdings have signed a definitive agreement providing for the acquisition of FSA Holdings by Dexia for $76.00 per FSA share in cash, or approximately $2.6 billion. The transaction has been approved by the boards of both companies and is subject to FSA Holdings' shareholder and regulatory approvals. The companies expect to close the transaction in the second quarter of 2000.

White Mountains Insurance Group, Ltd., XL Capital Ltd, and MediaOne Capital Corporation, have each entered into voting agreements in support of the transaction. FSA expects Tokio Marine and Fire Insurance Co. to enter into a similar agreement. These four shareholders in the aggregate control approximately 44% of the voting shares of FSA.

Pierre Richard, Chief Executive Officer, Dexia, said "a combination of Dexia and FSA will create a global leader in public finance and specialized financing for corporations. In the U.S., Dexia's financial backing will further enhance FSA's ability to compete successfully in the municipal and asset-backed insurance sectors. In Europe, FSA will be able to take advantage of Dexia's broad client network to leverage its core expertise in the rapidly growing municipal infrastructure finance and securitization markets. The significant financial strength and broad-based expertise of the combined entity should also facilitate active participation in Japan and other countries.

"In addition to the obvious benefits of global leadership, we believe that a combination of our companies would represent a true partnership of two focused, dynamic, professional organizations with complementary cultures. This belief is based on our understanding of FSA's unique corporate identity, as well as our significant, personal interaction with the Company's management. We attribute the highest importance to these factors because they, in addition to the strategic and financial aspects of a combination, will ultimately determine our ability to succeed together," he added.

Robert P. Cochran, FSA Holdings Chairman and Chief Executive Officer, said:
"FSA has built strong franchises in the U.S. municipal and asset-backed businesses and has developed the core expertise to significantly expand its participation in international markets. This merger provides our shareholders with solid value and will help us to expand our business globally and develop new financial guaranty products. Equally important, our expertise in the insured markets will support Dexia's goal of world leadership in public finance.

"We are very enthusiastic about this combination, which is also a great opportunity for our customers and our employees. We are joining forces with a large, financially strong and forward-looking financial services leader that shares our commitment to building core competencies, providing the highest level of service and maintaining credit underwriting discipline."


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FSA guarantees principal and interest on municipal bonds and asset-backed securities. Its Triple-A guaranty helps issuers lower their funding costs and provides bondholders with the highest quality investments. FSA is headquartered in New York and has additional offices in San Francisco and Dallas. It also has a U.K. subsidiary, Financial Security Assurance (U.K.) Limited; a Bermuda-based subsidiary, Financial Security Assurance International Ltd.; and representative offices in Paris, Madrid, Singapore, Sydney and Tokyo.

After the transaction closes, FSA's claims-paying ability will continue to be rated Triple-A by Fitch IBCA, Inc., Moody's Investors Service, Inc., Standard and Poor's Ratings Services (S&P) and Japan Rating and Investment Information, Inc. (R&I).

Lazard acted as financial advisor to Dexia, and Goldman, Sachs & Co. acted as financial advisor to FSA.

Dexia , the European leader in financial services to the public sector, operates through Credit Local de France, which specializes in lending to local authorities and public sector project finance, Credit Communal de Belgique, a Belgian retail bank, and Banque Internationale a Luxembourg, active in asset management, private banking and fund administration. In addition to France, Belgium and Luxembourg, the company has operations throughout Europe, as well as offices in the Americas, Asia and Australia. Dexia is rated Aa1 by Moody's and AA+ by Fitch IBCA and S&P. Dexia is listed on the Brussels, Paris and Luxembourg Stock Exchanges.

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FSA EXPECTS TO FILE A PROXY STATEMENT IN CONNECTION WITH ITS UPCOMING
ANNUAL SHAREHOLDERS MEETING CONTAINING INFORMATION ABOUT THE MERGER AND RELATED TRANSACTIONS. SECURITY HOLDERS SHOULD READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. INVESTORS CAN GET THE PROXY STATEMENT AND OTHER FILED DOCUMENTS FOR FREE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV. FSA WILL ALSO MAKE A COPY OF THE PROXY STATEMENT AND RELATED DOCUMENTS AVAILABLE TO FSA STOCKHOLDERS, AT NO EXPENSE TO THEM.